UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2014

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 6188-6818, ext 6856
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01. OTHER EVENTS.

As previously disclosed, to repay its overdue bank loans, Shenzhen BAK Battery Co., Ltd. (“Shenzhen BAK”), a wholly-owned subsidiary of China BAK Battery, Inc. (the “Company”) borrowed from Mr. Jinghui Wang an aggregate of RMB520 million (approximately $85.9 million) (the “Loans”) in December 2013 and January 2014. To secure the repayment of the Loans, the Company and the Company’s wholly-owned Hong Kong subsidiary, BAK International Limited (“BAK International”) separately entered into a corporate guarantee with Mr. Wang, under which each of the Company and BAK International irrevocably and unconditionally guaranteed to the lender timely performance by Shenzhen BAK of its obligation to repay the Loans. In addition, the Company pledged 100% of its equity interest in BAK International to the lender as security for Shenzhen BAK’s repayment of the Loans (the “Pledged BAK International Equity”).

On June 30, 2014, the Company received from Mr. Wang notice that due to Shenzhen BAK’s default under the Loans, he had foreclosed his security interest in and sold and transferred to a third party the Pledged BAK International Equity for a purchase price of RMB520 million.

As a result of the above foreclosure, the Company currently owns a Hong Kong subsidiary, China BAK Asia Holdings Limited, which in turn wholly owns two Chinese subsidiaries, Dalian BAK Trading Co., Ltd. and Dalian BAK Power Battery Co., Ltd. (“Dalian BAK Power”). Dalian BAK Power is engaged in the business of developing, manufacturing and selling new energy high power batteries, which are used in electric cars, light electric vehicles and other high power applications.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: July 3, 2014	By:	/s/ Xiangqian Li
Xiangqian Li
Chief Executive Officer